Issuer Free Writing Prospectus Filed Pursuant to Rule 433
Registration Statement No. 333-134864

American Express Credit Corporation

$525,000,000 Floating Rate Notes
Due June 19, 2013

Issuer:	American Express Credit Corporation

Issuer Ratings:	Aa3/A+/A+ (Moody’s / S&P / Fitch)

Currency:	USD

Size:	$525,000,000

Security Type:	Medium-Term Senior Notes, Series C

Trade Date:	June 12, 2008

Settlement Date:	June 19, 2008

Maturity:	June 19, 2013

Interest Rate Index:	One - Month LIBOR

Re-offer Spread to Index:	170 bps

Price to Public:	100% of face amount

Underwriting Fee	0.250%

Net Proceeds to Issuer:	$523,687,500 (99.75%)

Day Count Convention:	Actual/360

Interest Payment Dates:	The 19th of each month, commencing July 21, 2008. If
an interest payment date falls on a day that is not a
Business Day, interest will be paid on the next
succeeding Business Day.

Reset Frequency:	Monthly

Payment Frequency:	Monthly

Denominations	$1,000 x $1,000

CUSIP:	0258M0CX5

ISIN:	US0258M0CX52

Bookrunner:	J.P. Morgan Securities Inc.

An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at
1-212-834-4533.